Exhibit 99.2(t)(ii)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF COMMON SHARES1
(to Prospectus dated                , 2025)

[•] Shares

abrdn World Healthcare Fund

Common Shares

$[•] per Share

The Fund. abrdn World Healthcare Fund (the “Fund”) is a diversified, closed-end management investment company.

Investment Objective. The Fund’s investment objective is to seek current income and long-term capital appreciation.

Principal Investment Strategies. Under normal market conditions, the Fund expects to invest at least 80% of its Managed Assets in U.S. and non-U.S. companies engaged in the healthcare industry including equity securities and debt securities. “Managed Assets” means the total assets of the Fund (including any assets attributable to borrowings for investment purposes) minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes). The Fund’s 80% policy may only be changed with 60 days’ prior notice to the Fund’s shareholders. The Fund will concentrate its investments in the healthcare industries. No assurance can be given that the Fund will achieve its investment objective.

NYSE Listing. The Fund’s currently outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), are, and the Common Shares offered by this Prospectus Supplement will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “THW.” As of                 , the last reported sale price for the Fund’s Common Shares on the NYSE was $         per Common Share, and the net asset value of the Fund’s Common Shares was $         per Common Share, representing a [discount/premium] to net asset value of         %.

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Investing in the Fund’s Common Shares involves certain risks. You could lose some or all of your investment. See “Risk factors” on page [ ] of the accompanying Prospectus and “                        ” on page         of this Prospectus Supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Public offering price	$	[•]	$	[•]
Underwriting discounts and commissions	$	[•]	$	[•]
Proceeds, before expenses, to the Fund(1)	$	[•]	$	[•]

(1) The aggregate expenses of the offering (excluding underwriting discounts and commissions) are estimated to be $[•].

The underwriter is expected to deliver the Common Shares to purchasers on or about

This Prospectus Supplement is dated

You should read this Prospectus Supplement, the accompanying Prospectus and the documents incorporated herein or therein by reference, which contain important information about the Fund that you should know before deciding whether to invest, and retain them for future reference. A Statement of Additional Information, dated                , 2025 (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” Registration Statement that the Fund filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may request free copies of the SAI, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling Investor Relations toll-free at 1-800-522-5465 or by writing to the Fund, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, SAI, reports and any incorporated information will also be available from the Fund’s website at https://www.aberdeenthw.com. Information contained on the Fund’s website is not considered to be a part of, nor incorporated by reference in, this Prospectus Supplement or the accompanying Prospectus.

The Fund’s Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

This Prospectus Supplement, the accompanying Prospectus and the SAI contain (or will contain) or incorporate (or will incorporate) by reference “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms with the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Securities (including the Common Shares) trade in the public markets and other factors discussed in this Prospectus Supplement, the accompanying Prospectus and the SAI, and in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in “      ” in this Prospectus Supplement and the “Risk factors” section of the accompanying Prospectus. All forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus or in the SAI are made as of the date of this Prospectus Supplement, the accompanying Prospectus or SAI, as the case may be. Except for ongoing obligations under the federal securities laws, the Fund does not intend and is not obligated, to update any forward-looking statement.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not and the underwriters have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Prospectus Supplement	Page

Prospectus Supplement Summary	5
Summary of Fund Expenses	6
Capitalization	7
Use of Proceeds	7
Recent Developments	8
Tax Matters	9
Additional Information	12

Prospectus
About this Prospectus
Where you can find more information
Incorporation by reference
Summary of Fund expenses
The Fund at a glance
Financial highlights
Senior securities
The Fund
Use of proceeds
Description of Common Shares
Investment objective and principal investment strategy
Risk factors
Management of the Fund
Legal proceedings
Net asset value of Common Shares
Distributions
Tax matters
Closed-end fund structure
Dividend reinvestment and stock purchase plan
Description of capital structure
Plan of distribution
Custodian, dividend paying agent, transfer agent and registrar
Legal opinions
Independent registered public accounting firm
Table of contents for the statement of additional information

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, each dated , 2025 (the “SAI”).

The Fund	abrdn World Healthcare Fund (the “Fund” or “we”) is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund was organized as a statutory trust under the laws of the State of Delaware on May 11, 2006.

Listing and Symbol	The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “THW.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Fund’s Common Shares was $ per Common Share, representing a [discount/premium] to net asset value of %.

Distributions

The Fund has adopted a stable distribution policy (the “Policy”) pursuant to an exemptive order obtained from the SEC. Under the current Policy, the Fund intends to make monthly distributions at a rate of $0.1167 per share to Shareholders of record. The Fund’s Board of Trustees (the “Board”) may modify or terminate the Policy at any time; any such change or termination may have an adverse effect on the market price for the Common Shares.

The Fund’s next regularly scheduled distribution will be for the month ending          and, if approved by the Board of Trustees, is expected to be paid to the holders of Common Shares (the “Common Shareholders”) on or about          [Such distribution will not be payable with respect to Common Shares that are issued pursuant to the Offer after the record date for such distribution.]

The Offering

The Fund is offering          Common Shares through a group of underwriters.

Common Shares Offered by the Fund

[TO COME]

Common Shares Outstanding after the Offering

[The Fund’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Fund, frequently trade at a price below their NAV. The Fund cannot predict whether its Common Shares will trade at a premium or a discount to NAV.]

Risks	See “Risk factors” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Use of Proceeds

The Fund estimates the net proceeds of the offering to be approximately $ .

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus under the heading “Investment objective and principal investment strategy.” It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within [•] months after the completion of the offering. Pending the full investment of the proceeds of an offering, it is anticipated that the net proceeds will be invested in fixed income securities and other permitted investments. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

Summary of Fund expenses

The purpose of the following table and the example below is to help you understand the fees and expenses that Common Shareholders would bear directly or indirectly. The expenses shown in the table under “Other expenses” are estimated for the current fiscal year ended [•]. The expenses shown in the table under “Interest expenses on bank borrowings” and “Total annual expenses” are estimated based on the Fund’s average net assets for the current fiscal year ended [•] of $[•]. The tables also reflect the estimated use of leverage by the Fund through bank borrowings representing in the aggregate [•]% of total assets (consistent with the percentage of leverage in place as of [•]) of the Fund’s total assets (including the assets subject to, and obtained with the proceeds of, such borrowings), and show Fund expenses as a percentage of net assets attributable to Common Shares. The table reflects the anticipated net proceeds of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and assuming the Fund incurs the estimated offering expenses. If the Fund issues fewer than all of the Common Shares available for sale pursuant to the Distribution Agreement and the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase.

Common Shareholder transaction expenses
Sales load (as a percentage of offering price)(1)	--
Offering expenses Borne by the Fund (as a percentage of offering price)(2)	--
Dividend reinvestment and stock purchase plan fees(3)
Fee for Open Market Purchases of Common Shares	$[ ] (per share)
Fee for Optional Shares Purchases	$[ ] (max)
Sales of Shares Held in a Dividend Reinvestment Account	$[ ] (per share) and $[ ] (max)

Annual expenses (as a percentage of net assets attributable to
Common Shares)
Advisory fee(4)	1.00%
Interest expenses on bank borrowings(5)	[•]	%
Other expenses	[•]	%
Total annual expenses	[•]	%

(1)            Represents the estimated commission with respect to the Common Shares being sold under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per Common Share of any such sale may be greater or less than the price set forth under “Capitalization” below, depending on market price of the Common Shares at the time of any such sale.

(2)            Assumes the sale of Common Shares at a sales price per Common Share of $ , which represents the last reported sales price of the Common Shares on the NYSE on . There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying Prospectus may be at a price greater or less than $ per Common Share, depending on the market price of the Common Shares at the time of any such sale.

(3)            You will pay a brokerage commission if you direct the Plan Agent to sell your Common Shares held in a dividend reinvestment account.

(4)            abrdn Inc. receives a fee, computed and payable monthly, equal when annualized to 1.00% of the average daily value of the Fund’s managed assets. The advisory fee percentage calculation assumes the use of leverage by the Fund as discussed in note (5). To derive the annual advisory fee as a percentage of the Fund’s net assets (which are the Fund’s total assets less all of the Fund’s liabilities), the Fund’s average Managed Assets for the period ended , were multiplied by the annual advisory fee rate and then divided by the Fund’s average net assets for the same period.

(5)            The percentage in the table is based on average total borrowings of $ (the balance outstanding under the Fund’s Revolving Credit Facility with the Bank of Nova Scotia (the “Revolving Credit Facility”) as of , representing approximately % of the Fund’s Managed Assets) and an average interest rate during the period ended , of . There can be no assurances that the Fund will be able to obtain such level of borrowing (or to maintain its current level of borrowing), that the terms under which the Fund borrows will not change, or that the Fund’s use of leverage will be profitable. The Fund currently intends during the next twelve months to maintain a similar proportionate amount of borrowings but may increase such amount to 33 1/3% of the average daily value of the Fund’s total assets.

Example

An investor would directly or indirectly pay the following expenses on a $1,000 investment in Common Shares, assuming a 5% annual return. This example assumes that (i) all dividends and other distributions are reinvested at NAV and (ii) the percentage amounts listed under “Total annual expenses” above remain the same in the years shown.

The example should not be considered a representation of future expenses or rate of return and actual Fund expenses may be greater or less than those shown.

1 Year		3 Years		5 Years		10 Years
$	[•]	$	[•]	$	[•]	$	[•]

CAPITALIZATION

The following table sets forth the audited capitalization of the Fund as of [•] and the as adjusted capitalization of the Fund assuming the issuance of [•] Common Shares offered in this Prospectus Supplement, including estimated offering expenses of $[•] and underwriting discounts and commissions of $[•].

Common Shareholders’ Equity:	Actual as of [•]		As Adjusted as of [•]
Common Shares, par value $0.01 per share; [•] shares authorized (The “Actual” and “As Adjusted” columns reflect the [•] shares outstanding as of [•].)		[•]		[•]
Paid-in capital*		[•]
Total distributable loss		[•]		[•]
Net Assets	$	[•]	$	[•]

 * As adjusted paid-in surplus reflects a deduction for estimated offering expenses of $[•] and underwriting discounts and commissions of $[•].

USE OF PROCEEDS

The Fund estimates total net proceeds of the offering to be approximately $[•], based on the public offering price of $[•] per share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus under the heading “Investment objective and principal investment strategy.” It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objectives and policies within [•] months after the completion of the offering. Pending the full investment of the proceeds of an offering, it is anticipated that the net proceeds will be invested in fixed income securities and other permitted investments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

Recent developments

[TO COME, if any]

TAX matters

[TO COME]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters in connection with the Common Shares will be passed on for the Fund by Dechert LLP. Certain legal matters will be passed on by      ,       ,     , as special counsel to the underwriters in connection with the offering of Common Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement, the accompanying Prospectus and the documents incorporated herein or therein by reference constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, SAI, reports and any incorporated information will also be available from the Fund’s website at https://www.aberdeenthw.com. Information contained on the Fund’s website is not considered to be a part of, nor incorporated by reference in, this Prospectus Supplement or the accompanying Prospectus.

Shares

abrdn World Healthcare Fund

Common Shares

FORM OF

PROSPECTUS
SUPPLEMENT

13